Exhibit 10.1
FORM OF SIXTH AMENDMENT TO CREDIT AGREEMENT
     THIS SIXTH AMENDMENT TO CREDIT AMENDMENT (this “Amendment”) is made and entered into as of May 19, 2008, by and among VOLUME SERVICES AMERICA, INC., a Delaware corporation (“VSA”), VOLUME SERVICES, INC., a Delaware corporation (“VS”), SERVICE AMERICA CORPORATION, a Delaware corporation (“SAC”) (VSA, VS and SAC are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), CENTERPLATE, INC., a Delaware corporation (“Holdings”), the Lenders signatory hereto, and GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and as the Administrative Agent (“Administrative Agent”).
Statement of Facts
     A. Borrowers, Holdings, the Lenders, and the Administrative Agent are parties to that certain Credit Agreement, dated as of April 1, 2005, as amended by that certain (i) First Amendment to Credit Agreement, dated as of April 15, 2005, (ii) Consent and Amendment, dated as of September 30, 2005, (iii) Third Amendment to Credit Agreement, dated as of June 8, 2007, (iv) Waiver and Fourth Amendment to Credit Agreement, dated as of March 10, 2008, and (v) Consent and Fifth Amendment to Credit Agreement, dated as of April 1, 2008 (as so amended, the “Credit Agreement”; capitalized terms used but not defined in this Amendment have the meanings given in the Credit Agreement, as amended by this Amendment), whereby the Lenders have made certain extensions of credit to Borrowers.
     B. Borrowers, the other Loan Parties and the Lenders desire to waive certain defaults and amend certain provisions of the Credit Agreement as provided for herein.
Statement of Terms
     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Waiver. The Administrative Agent and each Lender have not received the deliverables required under Section 5.4(b) of the Credit Agreement for the Quarterly Fiscal Period ended April 1, 2008 (the “First Quarter 2008 Deliverables”) within the time period required (the “Specified Non-Compliance”). Subject to the terms and conditions of this Amendment, the Administrative Agent and the Lenders hereby waive as an Event of Default the Specified Non-Compliance; provided that Borrowers shall have furnished the First Quarter 2008 Deliverables to the Administrative Agent and each Lender on or prior to May 21, 2008. If the Borrowers have not furnished the First Quarter 2008 Deliverables by such date, the waiver set forth in this Section 1 shall be null and void ab initio and of no further effect and such shall be an immediate Event of Default.

     2. Amendment. Subject to the terms and conditions of this Amendment, the Credit Agreement shall be amended as follows:
          (a) Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in proper alphabetical order:
     “Sixth Amendment” shall mean that certain Sixth Amendment to Credit Agreement dated as of May 19, 2008 by and among Holdings, the Borrowers, the Lenders party thereto and the Administrative Agent.
     “Sixth Amendment Effective Date” shall have the meaning given to such term in Section 7 the Sixth Amendment.
          (b) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin”, “EBITDA”, “IDS Secondary Offering Expenses”, “Term Loan Applicable Margin”, and “Total Revolving Commitment Amount” and substituting in lieu thereof the following new definitions to read in their entirety as follows:
     “Applicable Margin” shall mean (i) at all times prior to the Sixth Amendment Effective Date, a percentage per annum, determined from the chart set forth below based on the Total Leverage Ratio calculated as of the relevant determination date:

	Revolving Loans	Revolving Loans that
Total Leverage Ratio	that are ABR Loans	are Eurodollar Loans
Above 4.00 to 1.00	1.75%	3.75%
At or below 4.00 to 1.00 and above 3.25 to 1.00	1.50%	3.50%
At or below 3.25 to 1.00 and above 2.50 to 1.00	1.25%	3.25%
At or below 2.50 to 1.00	1.00%	3.00%
and (ii) thereafter, a percentage per annum, determined from the chart set forth below based on the Total Leverage Ratio calculated as of the relevant determination date:

	Revolving Loans	Revolving Loans that
Total Leverage Ratio	that are ABR Loans	are Eurodollar Loans
Above 4.00 to 1.00	3.50%	4.50%
At or below 4.00 to 1.00 and above 3.25 to 1.00	3.25%	4.25%
At or below 3.25 to 1.00 and above 2.50 to 1.00	3.00%	4.00%
At or below 2.50 to 1.00	2.75%	3.75%

provided, (a) no change in the Applicable Margin shall be effective until the first day of the first full calendar month that commences more than five (5) Business Days after the date on which the Administrative Agent receives the monthly financial statements and the Monthly Report pursuant to Section 5.4(a) calculating the Total Leverage Ratio as of the last day of each Monthly Fiscal Period, and (b) for so long (but only for so long) as any Borrower has not submitted to the Administrative Agent the information described in the foregoing clause (a) when required under Section 5.4(a), the Applicable Margin shall be determined as if the Total Leverage Ratio then in effect was greater than 4.00 to 1.00. Downward adjustments in the Applicable Margin will only take effect (and only remain effective) provided no Default or Event of Default has occurred and is continuing.
     “EBITDA” shall mean, for any Fiscal Period, consolidated net income (or loss), as the case may be, of Holdings and its Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP for such Fiscal Period (excluding all extraordinary gains or losses), and adding back to the extent deducted in determining such consolidated net income (or loss) for such Fiscal Period: (a) Interest Expense, (b) Depreciation, (c) Amortization, (d) Closing Costs in an amount not to exceed $8,000,000, (e) Tax Provisions, and (f) solely for the purpose of determining (i) the Interest Coverage Ratio under Sections 6.10 and 6.18, (ii) the Total Leverage Ratio under Sections 6.11 and 6.18, and (iii) the Senior Leverage Ratio under Sections 6.12 and 6.18, in each case, and solely for each Monthly Fiscal Period commencing with the Monthly Fiscal Period ending April 30, 2008 through and including the Monthly Fiscal Period ended as of August 31, 2008, the following items shall be excluded: (A) the IDS Secondary Expenses; (B) up to $800,000 in costs and expenses related to the Fifth Amendment; (C) up to $1,500,000 in costs and expenses related to the Sixth Amendment; and (D) up to $2,000,000 in costs and expenses in connection with any issuance of securities (including IDSs) of Holdings or investment banking fees incurred for cash by Holdings after the Fifth Amendment Effective Date; provided that in the event Holdings or any of its Subsidiaries makes a Permitted Business Acquisition during such period, EBITDA for such period shall be calculated on a pro forma basis, based on the results of such acquired person as if such Permitted Business Acquisition had occurred on the first day of such period; and provided, further, that with respect to any such Permitted Business Acquisition, EBITDA may be further adjusted for post-acquisition cost savings so long as any and all such adjustments are satisfactory to the Administrative Agent and the Administrative Agent has received from the Borrowers all supporting financial information as the Administrative Agent may reasonably request in order to properly consider its approval of such adjustments.
     “IDS Secondary Offering Expenses” shall mean an amount not to exceed $1,700,000 and consisting of the aggregate expenses incurred by Holdings in connection with the secondary issuance by Holdings of IDS Securities pursuant to that certain

Registration Statement on Form S-3 (No. 333-141551) and the related prospectus supplement dated December 3, 2007.
          “Term Loan Applicable Margin” shall mean (a) on and after the Closing Date and at all times prior to the Sixth Amendment Effective Date, (i) in the case of all or any portion of the Term Loan comprising an ABR Borrowing, 1.75% per annum and (ii) in the case of all or any portion of the Term Loan comprising a Eurodollar Borrowing, 3.75% per annum; and (b) at all times on and after the Sixth Amendment Effective Date, (i) in the case of all or any portion of the Term Loan comprising an ABR Borrowing, 3.50% per annum and (ii) in the case of all or any portion of the Term Loan comprising a Eurodollar Borrowing, 4.50% per annum.
          “Total Revolving Commitment Amount” shall mean (i) One Hundred Seven Million Five Hundred Thousand Dollars ($107,500,000) at all times prior to the Sixth Amendment Effective Date and (ii) Seventy Seven Million Five Hundred Thousand Dollars ($77,500,000) on and at all times after the Sixth Amendment Effective Date, with such reduction being applied on a pro rata basis to each Revolving Lender’s Revolving Credit Commitment; as such amount may be adjusted from time to time in accordance with this Agreement.
          (c) The definition of “Eurodollar Rate” in Section 1.1 of the Credit Agreement is hereby amended by adding a new sentence at the end thereof to read in its entirety as follows:
Notwithstanding the foregoing, the Eurodollar Rate shall be deemed to be three percent (3%) for all purposes of this Agreement if and for so long as the Eurodollar Rate as calculated above pursuant to the provisions of this definition is at any time less than three percent (3%).
          (d) Section 2.10(e) of the Credit Agreement is hereby amended by adding a new sentence to the end thereof to read in its entirety as follows:
On the Sixth Amendment Effective Date, all funds in the CapEx Funding Account and the Cash Collateral Account in excess of the amounts required to pay accrued interest on the Holdings Subordinated Notes for the Subordinated Note Interest Payment Dates occurring during the period from the Sixth Amendment Effective Date through October 20, 2008, shall be applied to repay the outstanding interest and principal amount of the Term Loan.
          (e) Section 2.19 of the Credit Agreement is hereby amended by adding a two new sentences before the last sentence thereof to read in their entirety as follows:
Funds in the Cash Collateral Account may be applied to pay interest on the Holdings Subordinated Notes only to the extent permitted in Section 6.16(f) and in the immediately succeeding sentence. In addition to the payments set forth above, on the Sixth Amendment Effective Date, funds in the Cash Collateral Account in excess of the amounts required to pay accrued interest on the Holdings Subordinated Notes for the

Subordinated Note Interest Payment Dates occurring during the period from the Sixth Amendment Effective Date through October 20, 2008, shall be applied to repay the outstanding interest and principal amount of the Term Loan, in accordance with the last sentence of Section 2.10(e).
          (f) Section 2.22 of the Credit Agreement is hereby amended by deleting subclause (B) of clause (ii) in the second to last sentence thereof with the following new subclause (B):
          (B) applied to pay interest on the Holdings Subordinated Notes and Deferred Subordinated Note Interest to the extent and only to the extent each is otherwise permitted in Sections 6.16 (f) and (g) respectively;
          (g) Section 2.22 of the Credit Agreement is hereby further amended by replacing the reference to “Section 2.10(f)” in the last sentence thereof with the following reference:
Sections 2.10(e) and (f)
          (h) Section 5.4(h) of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          (h) Concurrently with the delivery of a Monthly Report with respect to the Monthly Fiscal Period in which a Loan Party (x) has entered into any Service Contract or (y) has purchased, leased or acquired all or any substantial part of the assets of any other Person involving Capital Expenditures in excess of $7,500,000, a certificate from a Responsible Officer (i) identifying such Service Contract or such purchase, lease or acquisition and confirming that it is a Permitted Service Contract or Permitted Business Acquisition, as the case may be and (ii) in the case of a Service Contract, providing (A) an estimate of the annual Capital Expenditures required to be made over the life of such Service Contract, (B) an estimate of the annual revenues expected to be generated from such Service Contract over the life of such Service Contract, and (C) an estimate of the first Monthly Fiscal Period in which such revenues are expected to begin being generated from such Service Contract;
          (i) Section 5.4(m) of the Credit Agreement is hereby amended by adding the following proviso at the end thereof:
provided that no such notice needs to be delivered regarding the termination and non-renewal of the Service Contract relating to Yankee Stadium existing as of the Sixth Amendment Effective Date.
          (j) Section 6.9(e) of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          (e) If a Significant Service Contract or a Material Service Contract (in each case, other than the Service Contract relating to Yankee Stadium existing as of the Sixth Amendment Effective Date) is terminated without being replaced with another Service Contract with no change in the parties thereto or the properties or facilities subject thereto, fail to comply with Sections 6.10, 6.11, and 6.12 as of the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered, giving pro forma effect to the termination of such Significant Service Contract or Material Service Contract as if such termination had occurred on the first day of the 12 Monthly Fiscal Periods being tested.
          (k) Section 6.10 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          SECTION 6.10 Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Monthly Fiscal Period ending during the period set forth below to be less than the ratio set forth below for such period:

Minimum Interest
Applicable Period:	Coverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2007	1.80 to 1.00
Monthly Fiscal Periods ending on January 31, 2008 through and including March 31, 2008	1.75 to 1.00
Monthly Fiscal Periods ending on April 30, 2008 through and including June 30, 2008	1.65 to 1.00
All Monthly Fiscal Periods ending thereafter	1.75 to 1.00
          (l) Section 6.11 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          SECTION 6.11 Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any Monthly Fiscal Period ending during the period set forth below to be greater than the ratio set forth below for such Monthly Fiscal Period:

Maximum Total
Applicable Period	Leverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including March 31, 2008	5.25 to 1.00
Monthly Fiscal Periods ending April 30, 2008 through and including June 30, 2008	5.50 to 1.00
All Monthly Fiscal Periods ending thereafter	5.25 to 1.00
          (m) Section 6.12 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:

          SECTION 6.12 Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the end of any Monthly Fiscal Period ending during the period set forth below to be greater than the ratio set forth below for such Monthly Fiscal Period:

Maximum Senior
Applicable Period	Leverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2007	2.50 to 1.00
Monthly Fiscal Period ending on January 31, 2008	2.40 to 1.00
Monthly Fiscal Periods ending on February 29, 2008 through and including March 31, 2008	2.50 to 1.00
Monthly Fiscal Periods ending on April 30, 2008 through and including June 30, 2008	2.95 to 1.00
Monthly Fiscal Periods ending on July 31, 2008 through and including August 31, 2008	2.90 to 1.00
All Monthly Fiscal Periods ending thereafter	2.40 to 1.00
       (n) Section 6.15(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          (a) Maximum Total Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures (including, without limitation, Capital Expenditures in respect of any existing or new service contracts) during any of the following periods that exceed in the aggregate the amount set forth below opposite of such period:

	Maximum Total Capital	Maximum Total Capital
	Expenditures per Period,	Expenditures per Period
	after the effective date of New	prior to the effective date
Applicable Period	Service Contract C	of New Service Contract C
Fiscal Year 2005	$40,000,000	$40,000,000
Fiscal Year 2006	$35,000,000	$35,000,000
Fiscal Year 2007	$24,000,000	$24,000,000
Fiscal Year 2008	$51,700,000	$46,200,000
Fiscal Year 2009	$23,500,000	$29,000,000
Fiscal Year 2010	$25,000,000	$25,000,000

; provided, however, that:
          (i) for purposes of determining compliance with the Capital Expenditure covenant set forth above in this paragraph (a), the amount of permitted Capital Expenditures referenced above will be increased in any applicable period by the positive amount (the “Carry Over Amount”) equal to the amount of permitted Capital Expenditures for all prior applicable periods set forth in the table above minus the actual amount of any Capital Expenditures expended during such prior applicable periods, and for purposes of measuring compliance herewith, the Carry Over Amount for any applicable period set forth above shall be deemed to be the last amount spent on Capital Expenditures in the next succeeding applicable period;
          (ii) the amount of permitted Capital Expenditures referenced above for the Fiscal Year 2007 excludes $14,000,000 of permitted Capital Expenditures made by the Loan Parties in connection with New Service Contract A in the Fiscal Year 2007;
          (iii) any Capital Expenditures made by any of the Loan Parties in connection with New Service Contract B after the effective date of such Service Contract shall not be subject to any of the Dollar limitations set forth above in this Section 6.15(a); and
          (iv) notwithstanding the foregoing, no Carry Over Amounts from the Fiscal Years 2005 through 2007 shall be permitted to be applied to the Fiscal Years 2008 through 2010.
          (o) Section 6.15(c) of the Credit Agreement is hereby amended by adding the following to the end of such Section:
The parties hereto acknowledge that the New Service Contract A has been entered into as a Permitted Service Contract prior to the Sixth Amendment Effective Date and the term “Maximum New Service Contract A Amount” shall mean $14,000,000.
Upon the delivery to the Administrative Agent of a certificate of a Responsible Officer required pursuant to Section 5.4(h) hereof certifying entry of Holdings or any of its Subsidiaries of the entry into New Service Contract C and confirming that New Service Contract C is a Permitted Service Contract after giving effect to the Fifth Amendment, after the effective date of such Service Contract the term “Maximum New Service Contract C Amount” shall mean $12,200,000.
          (p) Section 6.16(e) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following new subsection:
               (e) [Reserved]
          (q) Section 6.16(f) of the Credit Agreement is hereby amended by adding a new sentence to the end thereof to read in its entirety as follows:

Notwithstanding anything to the contrary in the preceding sentence, for the scheduled Subordinated Note Interest Payment Dates during the period June 2008 through October 2008, subject to the terms of Article 10 of the Holdings Subordinated Note Indenture and so long as no Default or Event of Default has occurred or is continuing and no Interest Deferral Period is in effect pursuant to Section 6.18, Holdings may pay regularly scheduled accrued interest on the Holdings Subordinated Notes in cash on each such Subordinated Note Interest Payment Date, provided that such payments are made solely from funds on deposit in from the Cash Collateral Account and the CapEx Funding Account as of the Sixth Amendment Effective Date, and provided further that any funds withdrawn from the Cash Collateral Account and the CapEx Funding Account to make such payments are applied within one Business Day of such withdrawal to make such interest payments.
          (r) Section 6.18 of the Credit Agreement is hereby amended by deleting the initial clauses (i), (ii) and (iii) in such Section in their entirety and substituting in lieu thereof the following:
          (i) The Interest Coverage Ratio is less than:

Minimum Interest
Applicable Period	Coverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Monthly Fiscal Period ending on January 31, 2008	1.90 to 1.00
Monthly Fiscal Periods ending on February 29, 2008 and March 31, 2008	1.85 to 1.00
Monthly Fiscal Periods ending on April 30, 2008 through and including June 30, 2008	1.80 to 1.00
All Monthly Fiscal Periods ending thereafter	1.90 to 1.00
          (ii) The Total Leverage Ratio is greater than:

Maximum Total
Applicable Period	Leverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Monthly Fiscal Period ending on March 31, 2008	4.95 to 1.00
Monthly Fiscal Periods ending April 30, 2008 through and including June 30, 2008	5.20 to 1.00
All Monthly Fiscal Periods ending thereafter	4.95 to 1.00

; or
          (iii) The Senior Leverage Ratio is greater than:

Maximum Senior
Applicable Period	Leverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2007	2.40 to 1.00
Monthly Fiscal Period ending on January 31, 2008	2.30 to 1.00
Monthly Fiscal Periods ending on February 29, 2008 and March 31, 2008	2.50 to 1.00
Monthly Fiscal Periods ending on April 30, 2008 through and including June 30, 2008	2.85 to 1.00
Monthly Fiscal Periods ending on July 31, 2008 through and including August 31, 2008	2.80 to 1.00
All Monthly Fiscal Periods ending thereafter	2.30 to 1.00
          (s) Section 6.19 of the Credit Agreement is hereby amended by adding a sentence to the end of such section to read in its entirety as follows:
Notwithstanding anything to the contrary herein, during the period commencing on the Sixth Amendment Effective Date until the Termination Date, no payments of Dividends on the Capital Stock of Holdings shall be made and such period shall be deemed a Dividend Suspension Period.
     3. Representations and Warranties. Each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) this Amendment and the Confirmation attached hereto have been duly authorized, executed and delivered by such Borrower and any other Loan Party signatory thereto, (b) no Default or Event of Default has occurred and is continuing on and as of the date of this Amendment and after giving effect to this Amendment, and (c) all of the representations and warranties made by Holdings, Borrowers or any of the other Loan Parties in the Credit Agreement are true and correct in all material respects on and as of the date of this Amendment and after giving effect to this Amendment (except to the extent that any such representations or warranties (i) expressly referred to a specific prior date, or (ii) have changed based upon events expressly permitted by the Credit Agreement).

     4. Covenants. Each Borrower hereby covenants and agrees that to perform each of the covenants in this Section 4 to the satisfaction of the Administrative Agent. Each Borrower further acknowledges and agrees that any failure to so perform any of the covenants set forth in this Section 4 shall be an immediate Event of Default under the Credit Agreement.
          (a) In addition to and not in limitation of the rights of the Administrative Agent and the Lenders set forth in Section 5.7 of the Credit Agreement, the Administrative Agent shall engage a Person to conduct a review of the Loan Parties and their business and assets (such Person and its attorneys, agents and representatives hereinafter referred to collectively as the “Bank Group Consultant”), and each Borrower agrees that in connection with such Bank Group Consultant’s review and preparation of its report in connection therewith, it shall: reimburse the Administrative Agent for all costs and expenses (including without limitation, all fees and expenses of the Bank Group Consultant) incurred in connection with its review and the preparation of a report in connection therewith; permit the Bank Group Consultant to visit and inspect the financial records and statements, supply contracts, Service Contracts, and properties of the Loan Parties and any other information that the Bank Group Consultant deems relevant in its reasonable judgment in valuing the business or assets of the Loan Parties as often as reasonably requested upon at least one Business Day advance notice, and to make extracts from and copies of such financial records and statements, supply contracts, Service Contracts and other information (in each case subject to the reasonable requirements of confidentiality, including requirements imposed by law or contract); permit the Bank Group Consultant and the Administrative Agent to discuss the affairs, finances and condition of, any Loan Party with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); cause each Loan Party to provide such access to the Bank Group Consultant and the Administrative Agent at all times and without advance notice; provide the Bank Group Consultant and the Administrative Agent with access to their suppliers; cause each Loan Party to make available to the Bank Group Consultant, as quickly as is possible under the circumstances, originals or copies of all books and records that the Bank Group Consultant may reasonably request, to cause each Loan Party to deliver any document or instrument necessary for the Bank Group Consultant, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Loan Party. Furthermore, in connection with the Bank Group Consultant’s preparation of its report, each of the Borrowers and Holdings authorizes the Bank Group Consultant and the Administrative Agent, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and, at the Administrative Agent’s request, shall instruct those accountants and advisors to disclose and make available to the Bank Group and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to any Loan Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Loan Party. The Borrowers hereby acknowledge and agree that the Bank Group Consultant’s review and report and any documentation, information or correspondence prepared in connection therewith is confidential information and has been prepared for the exclusive benefit of the Administrative Agent and the Lenders and may be shared with their respective attorneys, agents, financial advisors and representatives, and may not be shared with any other Person without the prior written consent of the Administrative Agent;

provided that any such other Persons receiving such confidential information shall be bound by the confidentiality provisions set forth therein.
          (b) Borrowers hereby acknowledge and agree that they have engaged UBS Investment Bank (“UBS”) to assist in the evaluation of capital structure alternatives for the Loan Parties. All activities and undertakings of UBS in connection with such evaluation, including, without limitation, an enterprise valuation of the Loan Parties and their business and the preparation of a final report with respect to such evaluation, shall be collectively referred to herein as the “Engagement”. Each Borrower agrees that it shall cause UBS (at Borrowers’ sole cost and expense), to deliver to Administrative Agent and the Lenders (i) monthly written updates with respect to the Engagement, including without limitation, the current findings made in connection therewith, all in form and scope reasonably satisfactory to Administrative Agent, commencing on June 16, 2008 and on the first Business Day of each month thereafter, (ii) copies of its final report including the enterprise valuation to Administrative Agent and Lenders.
     5. Ratification. Each Borrower hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Credit Agreement and all other documents delivered by such Borrower in connection therewith (including without limitation the other Loan Documents to which such Borrower is a party), effective as of the date hereof and after giving effect to this Amendment.
     6. Release. (a) Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and Lenders, in their respective capacities as Administrative Agent and Lenders under the Credit Agreement, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Administrative Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date that this Amendment is executed by all parties, in each case solely for or on account of or relating to the Credit Agreement, any of the other Loan Documents or the transactions thereunder or related thereto, but not including any Claims based on (i) any unfulfilled Borrowing request that remains outstanding as of the date of this Amendment and for which a request for Borrowing has been properly given by Borrower Representative under the Credit Agreement but not yet funded by Lenders, or (ii) checks, wire transfers or other matters which are ancillary to the credit transactions contemplated by the Credit Agreement.
     (b) Each Loan Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
     (c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
     7. Reimbursement of Expenses. Additionally, Borrowers hereby agree, on a joint and several basis, to reimburse the Administrative Agent and the Lenders on demand for all reasonable costs and expenses (including without limitation reasonable attorney’s fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.
     8. Conditions to Effectiveness. This Amendment shall be effective as of the date of this Amendment (the “Sixth Amendment Effective Date”), subject to satisfaction of each of the following conditions precedent:
     (a) the Administrative Agent shall have received counterparts of this Amendment, duly executed, completed and delivered by Borrowers, the Administrative Agent and each of the Required Lenders;
     (b) the Administrative Agent shall have received payment from Borrowers of all fees and expenses payable to it for its own account in connection with this Amendment;
     (c) the Administrative Agent shall have received counterparts of the Confirmation attached to this Amendment, duly executed, completed and delivered by each Loan Party party thereto; and
     (d) the Administrative Agent shall have received payment by 3:00 P.M. (New York time), May 22, 2008 from Borrowers of the Amendment Fee (defined below) for the account of the Lenders that have duly executed and delivered a counterpart of this Amendment to the Administrative Agent on or prior to 1:00 P.M. (New York time), May 19, 2008.
     9. Amendment Fee. Borrowers hereby agree to pay to each Lender (including General Electric Capital Corporation) that executes and delivers a counterpart of this Amendment to the Administrative Agent on or prior to 1:00 P.M. (New York time), May 19, 2008 (such Lender referred to herein as a “Consenting Lender”), an amendment fee (the “Amendment Fee”) an amount equal to the sum of (1) the product of 1.00% multiplied by the amount of such Lender’s Revolving Credit Commitment as of the date of this Amendment (prior to giving effect to the reduction in such Revolving Credit Commitment pursuant to the amendment to “Total Revolving Credit Commitment” set forth in Section 2(b) of this Amendment) plus (2) the product of 1.00% multiplied by the outstanding principal amount of such Lender’s Term Loans as of the date of this Amendment (prior to giving effect to the payments of the Term Loans made on the Sixth Amendment Effective Date pursuant to the amendment to Section 2.10(e) of the Credit Agreement set forth in Section 2(d) of this Amendment). Borrower shall pay the Amendment Fee in immediately available funds to the Administrative Agent for distribution to the Consenting Lenders on or prior to 3:00 P.M. (New York time), May 22, 2008; provided, however, that the Amendment Fee shall not be due and payable by Borrowers (or distributed by the Administrative Agent) to Consenting Lenders unless and until all of the conditions precedent set forth in Sections 8(a), (b) and (c) of this Amendment shall have been satisfied. Any such Amendment Fees shall be distributed by the Administrative Agent to Consenting Lenders within five (5) Business Days after receipt thereof from Borrower, provided that all conditions precedent in Sections 8(a), (b) and (c) have been satisfied.
     10. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.
     11. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, each Borrower hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
     12. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.
     13. Entire Agreement. The Credit Agreement as amended by this Amendment embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.
     14. No Other Amendments or Waivers. Except for the waiver and the amendments set forth in Sections 1 and 2 above, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection or continuity of the Administrative Agent’s and the Lenders’ security interests in, security titles to or other Liens on any Collateral.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Sixth Amendment to Credit Agreement be duly executed by their respective duly authorized officers, as of the date first above written.

VOLUME SERVICES AMERICA, INC.

By:
Name:
Title:

VOLUME SERVICES, INC.

By:
Name:
Title:

SERVICE AMERICA CORPORATION

By:
Name:
Title:

CENTERPLATE, INC.

By:
Name:
Title:

[Signature Page to Sixth Amendment to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and as Administrative Agent

By:
Name:
Title:

[Signature Page to Sixth Amendment to Credit Agreement]

, as a Lender

By:
Name:
Title:

[Signature Page to Sixth Amendment to Credit Agreement]

CONFIRMATION
     Each of the undersigned Loan Parties hereby acknowledges, consents and agrees to the terms of the foregoing Amendment and agrees and confirms that its obligations under each Loan Document to which it is a party will continue in full force and effect after giving effect to such Amendment.
     This ___ day of                      2008.

SERVICE AMERICA CONCESSIONS CORPORATION, a Maryland corporation
By:
Name:
Title:

SERVICE AMERICA OF TEXAS, INC., a Texas corporation
By:
Name:
Title:

V.S.I. OF MARYLAND, INC., a Maryland corporation
By:
Name:
Title:

[Signature Page to Sixth Amendment to Credit Agreement]

CENTERPLATE OF KANSAS, INC., a Kansas corporation
By:
Name:
Title:

[Signature Page to Sixth Amendment to Credit Agreement]